Exhibit 4.6

EXECUTION

AptarGroup, Inc.

SECOND AMENDMENT

Dated as of December 16, 2014

to

NOTE PURCHASE AGREEMENT

Dated as of July 31, 2006

RE: $50,000,000 aggregate principal amount of
6.04% Senior Notes, Series 2006-A, Due July 31, 2016

SECOND AMENDMENT TO NOTE PURCHASE AGREEMENT

THIS SECOND AMENDMENT dated as of December 16, 2014 (this “Second Amendment”) to the Note Purchase Agreement dated as of July 31, 2006 is between AptarGroup, Inc., a Delaware corporation (the “Company”), and each of the institutions which is a signatory to this Second Amendment (collectively, the “Noteholders”).

RECITALS:

A.            Pursuant to that certain Note Purchase Agreement dated as of July 31, 2006 (as amended by the First Amendment dated as of November 30, 2010, the “Note Purchase Agreement”) between the Company and each of the purchasers listed in Schedule A thereto, the Company has heretofore issued $50,000,000 aggregate principal amount of Notes designated as its 6.04% Senior Notes, Series 2006-A, due July 31, 2016 (the “Series 2006-A Notes”).

B.           The Noteholders are the holders of more than 50% of the principal amount of the Series 2006-A Notes outstanding as of the date of this Second Amendment (exclusive of Notes owned by the Company or any of its Affiliates).

C.           The Company and the Noteholders now desire to amend the Note Purchase Agreement in the respects, but only in the respects, hereinafter set forth.

D.            Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Second Amendment set forth in Section 3.1 hereof, and in consideration of good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Noteholders do hereby agree as follows:

SECTION 1.                                             AMENDMENTS.

Section 1.1.              Section 7.1(a) of the Note Purchase Agreement shall be and is hereby amended by deleting the following proviso:

“provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if (x) it shall have timely made such Form 10-Q available on “EDGAR” and via the “Investor Relations” link on the Company’s home page on the worldwide web (at the date of this Agreement located at:  http//www.aptargroup.com) and (y) by email to each Purchaser, the Company shall have given each Purchaser prior notice of such availability on EDGAR and via the Company’s home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);”

Section 1.2.              Section 7.1(b) of the Note Purchase Agreement shall be and is hereby amended by deleting the following proviso:

“provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;”

Section 1.3.              Section 7.2 of the Note Purchase Agreement shall be and is hereby amended by deleting the following qualification:

“(which, in the case of Electronic Delivery of such financial statements, shall be by separate delivery of such certificate to each holder of Notes)”

Section 1.4.              The first sentence of Section 7.2(a) of the Note Purchase Agreement shall be and is hereby amended by adding the words “and Section 10.8” after the words “Section 10.4, inclusive,”.

Section 1.5.              The following shall be added as a new Section 7.4 to the Note Purchase Agreement:

“Section 7.4.         Electronic Delivery.  Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto:

(i)         such financial statements satisfying the requirements of Section 7.1(a) or (b), related Officer’s Certificate satisfying the requirements of Section 7.2 and such other information satisfying the requirements of Section 7.1(c) are delivered to each holder of a Note by e-mail at the address as set forth in Schedule 7.4, as may be updated from time to time by such holder;

(ii)         the Company shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at www.aptargroup.com as of the date of this Agreement;

(iii)         such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; or

(iv)        the Company shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;

provided however, that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note prior written notice, which may be by e-mail at the address as set forth in Schedule 7.4, as may be updated from time to time by such holder or in accordance with Section 18, of such posting or filing in connection with each delivery, provided, further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder.”

Section 1.6.              The following shall be added as a new Section 9.6 of the Note Purchase Agreement:

“Section 9.6.        Subsidiary Guarantors.  (a) The Company will cause each of its Subsidiaries that becomes a guarantor or an obligor, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Debt under any Material Credit Facility or any Existing Note Purchase Agreement to:

(i)         concurrently therewith, enter into an agreement substantially in the form of Schedule 9.6(a) (a “Subsidiary Guaranty”); and

(ii)         within five Business Days thereafter, deliver the following to each of holder of a Note:

(A)         an executed counterpart of such Subsidiary Guaranty;

(B)        all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite legal entity action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and

(C)        an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)        At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or obligor in respect of any Material Credit Facility or any Existing Note Purchase Agreement, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility and each such Existing Note Purchase Agreement, as the case may be, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Debt under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration on a ratable basis substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).  In the event of any such release, for purposes of Section 10.1, all Debt of such Subsidiary shall be deemed to have been incurred concurrently with such release.”

Section 1.7. Section 10.1 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.1.      Debt.  The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner become liable for any Debt, except:

(a)        the Notes;

(b)        Debt of the Company and its Subsidiaries outstanding as of September 30, 2014 and reflected on Schedule 5.15;

(c)        Debt of any Subsidiary to the Company or to another Wholly-Owned Subsidiary;

(d)        additional unsecured Debt of the Company and its Subsidiaries and additional Debt of the Company and its Subsidiaries secured by Liens permitted by Section 10.2(g), (h), (i) or (j), provided that at the time of incurrence thereof and after giving effect thereto on a pro forma basis and to the application of the proceeds thereof:

(i)         (A) no Default or Event of Default exists and (B) no Default would, on a pro forma basis, exist under Section 10.9 if such Debt had been incurred on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1(a) or (b), as the case may be; and

(ii)         in the case of Debt of a Subsidiary, the aggregate principal amount of all (A) Debt of the Subsidiaries (other than Debt permitted by Section 10.1(b) and (c) and unsecured Debt of a Subsidiary Guarantor) plus (B) Debt of the Company or a Subsidiary secured by Liens described in Section 10.2(j) does not exceed 15% of Consolidated Total Assets; and

(iii)         in the case of Debt of the Company or a Subsidiary secured by Liens described in Section 10.2(j), the aggregate principal amount of all (A) Debt of the Subsidiaries (other than Debt permitted by Section 10.1(b) and (c) and unsecured Debt of a Subsidiary Guarantor) plus (B) Debt of the Company or a Subsidiary secured by Liens described in Section 10.2(j) does not exceed 15% of Consolidated Total Assets.

For all purposes of this Section 10.1, any Person that becomes a Subsidiary after the date of this Agreement shall be deemed to have incurred, at the time it becomes a Subsidiary, all Debt of such Person outstanding immediately after it becomes a Subsidiary.”

Section 1.8.              The references to the term “Indebtedness” in Sections 10.2(d), 10.2(g), 10.2(h), 10.3, 10.4 and 10.5 shall be and hereby are replaced by the term “Debt.”  In addition, Section 10.2(i) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“(i)         Liens on Receivables and other property referred to in clause (b) of the definition of, and in connection with, a Permitted Receivables Transaction; and”

Section 1.9.              The following shall be added as a new Section 10.2(j) of the Note Purchase Agreement:

“(j)        Additional Liens securing Debt not otherwise permitted by paragraphs (a) through (i) above, provided that, at the time of creation, assumption or incurrence thereof and immediately after giving effect thereto and to the application of the proceeds therefrom, the aggregate principal amount of (A) Debt of the Subsidiaries (other than Debt permitted by Section 10.1(b) and (c) and unsecured Debt of a Subsidiary Guarantor) plus (B) Debt of the Company or a Subsidiary secured by Liens described in this Section 10.2(j) does not exceed 15% of Consolidated Total Assets and provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.2(j) any Debt outstanding under or pursuant to any Material Credit Facility or any Existing Note Purchase Agreement unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Debt pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.”

Section 1.10.      The first sentence of Section 10.3 of the Note Purchase Agreement shall be and is hereby amended by adding the words “(excluding accounts receivable transferred as part of a Permitted Receivables Transaction)” after the words “provided that the aggregate net book value of all assets so disposed of.”

Section 1.11.      Section 10.7 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 10.7.      Transactions with Affiliates.  The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except (a) upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate or (b) Permitted Receivables Transactions.”

Section 1.12.      The following shall be added as a new Section 10.8 of the Note Purchase Agreement:

“Section 10.8.      Financial Ratios.

(a)           The Company will not, as of the end of any fiscal quarter, permit the Consolidated Leverage Ratio to be greater than 3.50 to 1.00.

(b)           The Company will not, as of the end of any fiscal quarter, permit the Consolidated Interest Coverage Ratio to be less than 3.00 to 1.00.”

Section 1.13.      Section 11(d) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“(d)        (i) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)) or (ii) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in any Subsidiary Guaranty and such default would reasonably be expected to have a Material Adverse Effect and is not remedied within 30 days after the earlier of (A) a Responsible Officer obtaining actual knowledge of such default and (B) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or”

Section 1.14.      Section 11(e) of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“(e)        (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or in any writing furnished by the Company in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished by such Subsidiary Guarantor pursuant to such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made and such falsity or incorrectness would reasonably be expected to have a Material Adverse Effect; or”

Section 1.15.      The following shall be added as a new Section 11(k) of the Note Purchase Agreement:

“or (k) any Subsidiary Guaranty (once in full force and effect) shall cease to be in full force and effect (excluding any Subsidiary Guaranty which ceases to be in full force and effect in accordance with the provisions of this Agreement), any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor which is a Significant Subsidiary under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.”

Section 1.16.      If the undersigned Noteholders are the holders of 100% of the principal amount of the Series 2006-A Notes outstanding, the first sentence of Section 12.2 of the Note Purchase Agreement shall be amended by adding the words “or Subsidiary Guaranty” after the words “any agreement contained herein or in any Note.”

Section 1.17.      Section 15.1 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 15.1.      Transaction Expenses.  Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500.  The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder of a Note in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.”

Section 1.18.      The first sentence of Section 18 of the Note Purchase Agreement shall be and is hereby amended by replacing the words “Section 7.1” with the words “Section 7.4.”

Section 1.19.      Section 22.8 of the Note Purchase Agreement shall be and is hereby amended in its entirety to read as follows:

“Section 22.8.  Accounting Terms.  (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option, International Accounting Standard 39 — Financial Instruments: Recognition and Measurement or any similar accounting standard and Financial Accounting Standards Board Accounting Standards Codification Topic No. 470-20 — Debt With Conversion and Other Options) shall be disregarded and such determination shall be made as if such election had not been made.

(b)        In the event of any change in GAAP after the date hereof, and if such change would affect the method of calculation of, or compliance with, any covenant set forth herein, upon the written request of the Company or any holder of a Note, the Company and the holders of the Notes agree to endeavor in good faith to agree upon an amendment to this Agreement that would revise such covenant or method of calculation (which may include revisions to defined terms used herein) in a manner that would preserve the original effect thereof, but would allow the method of calculation and/or compliance with such covenant to be determined in accordance with GAAP as so changed; provided that, until such covenant is so amended and subject to the foregoing in this sentence, such method of calculation and/or covenant shall continue to be calculated in accordance with GAAP prior to such change in GAAP.  No delay by the Company or any holder of Notes in requiring such negotiation process shall limit such party’s right to so require such negotiation process at any time after such a change in GAAP.”

Section 1.20.      Schedule B of the Note Purchase Agreement shall be and is hereby amended by deleting the definitions of “Bank Credit Agreement,” “Capital Lease,” “Guaranty,” “Indebtedness,” “Material Adverse Effect” and “Wholly-Owned Subsidiary” in their entirety and replacing them with the following in alphabetical order:

““Bank Credit Agreement” means that certain Credit Agreement dated as of January 31, 2012 among the Company, Wells Fargo Bank, National Association, as administrative agent, and the other commercial banks from time to time parties thereto, as amended by Amendment Nos. 1 and 2 thereto, and as the same may from time to time be further amended, modified, extended, replaced, refinanced or renewed.

“Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such Debt or obligation or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

(d)           otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other outstanding obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Indebtedness” means, for any Person, all obligations of such Person, without duplication, required by GAAP to be shown as liabilities on its balance sheet, and in any event shall include all:

(i)            obligations of such Person for borrowed money,

(ii)           obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued expenses arising in the ordinary course of business on terms customary in the trade,

(iii)          obligations of such Person evidenced by notes, acceptances, or other instruments of such Person or arising out of letters of credit issued for such Person’s account,

(iv)          obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person,

(v)           capitalized lease obligations of such Person,

(vi)          all Indebtedness (as defined above) of any partnership in which such Person is a general partner,

(vii)         the outstanding principal amount then owed to investors in connection with the sale of the Company’s or any of its Subsidiaries’ accounts receivable,

(viii)        Synthetic Lease Obligations of such Person, and

(ix)          obligations for which such Person is obligated pursuant to a Guaranty with respect to liabilities of a type described in any of clauses (i) through (viii) hereof (other than a Guaranty of any Debt of a Subsidiary of such Person, if such Debt is otherwise shown as a liability on such Person’s balance sheet).

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary

Guarantor to perform its obligations under its Subsidiary Guaranty, when taken together with the Company’s ability to perform its obligations under this Agreement and the Notes and the other Subsidiary Guarantors’ ability to perform their obligations under any Subsidiary Guaranty, (d) the validity or enforceability of this Agreement or the Notes, or (e) the validity or enforceability against the Subsidiary Guarantors, taken as a whole, of all Subsidiary Guaranties, when taken together with the validity and  enforceability against the Company of this Agreement and the Notes.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares or equity interests held  by Persons other than the Company or any Subsidiary to the extent required in connection with any Permitted Receivables Transactions) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.”

Section 1.21.      Schedule B of the Note Purchase Agreement shall be and is hereby amended by deleting the definitions of “Consolidated Indebtedness,” “Consolidated Total Capitalization” and “Electronic Delivery” in their entirety.

Section 1.22.      Schedule B of the Note Purchase Agreement shall be and is hereby amended by adding the following definitions in alphabetical order:

““Asset Sale” means any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person other than the Company or any Wholly-Owned Subsidiary of the Company of any asset (including, without limitation, any capital stock or other securities of another Person) of the Company or such Subsidiary other than (i) sales, transfers or other dispositions of inventory in the ordinary course of business, (ii) sales of equipment and other fixed assets no longer used or useful in the business of the Company or any of its Subsidiaries, as determined by the Company or such Subsidiary in its reasonable judgment, (iii) sales of equipment and other fixed assets if the proceeds thereof are used to purchase additional equipment or fixed assets, (iv) the license or sublicense of software, trademarks and other intellectual property in the ordinary course of business and (v) any sale, transfer or other disposition of cash.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) domestic and

Eurodollar denominated time deposits, certificates of deposit and bankers acceptances of any financial institution or any bank whose short-term debt rating from Standard & Poor’ s Ratings Service (“S&P”) is at least A-1 or the equivalent or from Moody’ s Investors Service, Inc.  (“Moody’s”) is at least P-1 or the equivalent with maturities of not more than six months from the date of acquisition, (c) commercial paper with a rating of at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s maturing within six months after the date of acquisition, (d) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (e) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above, and (f) BMTNs (Bons Moyen-Terme Negociables) maturing within five years from the date of acquisition thereof which is issued by a Person which is rated at least A-1 or the equivalent by S&P or at least P-1 or the equivalent by Moody’s and other similar high quality instruments of equivalent United States rating in countries where Subsidiaries organized under laws of jurisdictions outside of the United States are located.

“Consolidated Debt” means all Debt of the Company determined on a consolidated basis.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP:

(a)           Consolidated Net Income for such period plus

(b)           the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense and (iii) amortization and depreciation, (iv) any extraordinary, unusual or non-recurring items reducing Consolidated Net Income for such period, (v) reasonable and documented transaction costs, fees and expenses associated with any Material Acquisition or Material Disposition, (vi) to the extent actually reimbursed by insurance or a third party, costs of legal settlement, fines, judgments or orders, provided that (A) the amounts so reimbursed shall be deemed to have been received in the fiscal quarter in which the costs of legal settlement, fines, judgments or orders were actually paid by the Company or the applicable Subsidiary (the “Loss Quarter”), notwithstanding that such amounts were not actually received in such Loss Quarter, but were received in a subsequent fiscal quarter and (B) no such amounts so reimbursed shall be used to calculate Consolidated EBITDA for any period that does not include such Loss Quarter, (vii) to the extent covered by insurance, expenses with respect to liability events or casualty events, (viii) any unrealized losses in the fair market value of any Hedge Agreements, (ix) any net unrealized currency transaction losses and (x) any other non-cash items reducing Consolidated Net Income for such period (except to the extent that such non-cash items are reserved for cash charges to be taken in the future), less

(c)           the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary, unusual or non-recurring items increasing Consolidated Net Income for such period, (iii) any unrealized gains in the fair market value of any Hedge Agreements, (iv) any net unrealized foreign currency transaction gains, and (v) any other non-cash items increasing Consolidated Net Income for such period.

For the purpose of calculating Consolidated EBITDA for any period in connection with any determination of the Consolidated Leverage Ratio, (a) if at any time during such period the Company or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA attributable to such disposed property shall be deducted from Consolidated EBITDA (if positive) or added to Consolidated EBITDA (if negative) for such period as if such Material Disposition occurred on the first day of such period, and (b) if at any time during such period the Company or any Subsidiary shall have made a Material Acquisition, the Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto, in a manner reasonably determined by the Company in good faith, as if such Material Acquisition occurred on the first day of such period.  As used in this definition, “Material Acquisition” means any acquisition (or series of related acquisitions) of property that (i) constitutes assets comprising all or substantially all of an operating unit of a business or common stock (or other ownership interests) of a Person and (ii) involves consideration paid by the Company or its Subsidiaries in excess of $25,000,000; and “Material Disposition” means any Asset Sale (or series of related Asset Sales) for which the Company its Subsidiaries received gross proceeds in excess of $25,000,000.

“Consolidated Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) Consolidated EBITDA for such period of four consecutive fiscal quarters to (b) Consolidated Interest Expense for such period of four consecutive fiscal quarters.

“Consolidated Interest Expense” means, for any period, determined on a consolidated basis, without duplication, for the Company and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to capitalized lease obligations) for such period with respect to Debt of the Company and its Subsidiaries, plus the aggregate net payment obligations (if any) pursuant to Hedge Agreements with respect to such Debt during such period, minus the aggregate net receipts (if any) pursuant to Hedge Agreements with respect to such Debt during such period.

“Consolidated Leverage Ratio” means, for any period of four consecutive fiscal quarters, the ratio of (a) the excess of (i) Consolidated Debt as of the last day of such period of four consecutive fiscal quarters over (ii) an amount equal to 85% of all cash and Cash Equivalents held by the Company and its Subsidiaries as of the last day of such period of four consecutive fiscal quarters that are free and clear of all Liens (other than Liens in favor of depository and collection banks and other regulated financial institutions consisting of statutory or contractual setoff rights with respect to deposit accounts or securities accounts of the Company or any Subsidiary thereof maintained with such bank or financial institution to secure payment of customary maintenance fees or other administrative charges associated with such accounts so long as such Liens do not secure Indebtedness and are incurred in the ordinary course of business or that are being contested in good faith by appropriate proceedings) to (b) Consolidated EBITDA for such period of four consecutive fiscal quarters.

“Consolidated Net Income” means, for any period, for the Company and its Subsidiaries on a consolidated basis, the net income of the Company and its Subsidiaries for such period.

“Debt” means, for any Person, all items described in clauses (i) through (vii) and clause (ix) of the definition of Indebtedness (other than those items described in clause (ix) relating to obligations of the type described in clause (viii) of the definition of Indebtedness).

“Existing Note Purchase Agreement” means (i) the Note Purchase Agreement dated July 31, 2008 between the Company and each of the purchasers listed in Schedule A thereto, as amended, modified, supplemented or restated from time to time, and (ii) the Note Purchase Agreement dated December 16, 2014 between the Company and each of the purchasers listed in Schedule B thereto, as amended, modified, supplemented or restated from time to time.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement.

“Material Credit Facility” means, as to the Company and its Subsidiaries,

(a)           the Bank Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)           any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of first Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $250,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency).

“Permitted Receivables Transaction” means a transaction whereby the Company and/or one or more of its Subsidiaries sells, transfers, otherwise disposes of or pledges Receivables or interests therein to or for the benefit of one or more third parties or another Subsidiary (and, in the latter case, such intermediate Subsidiary in turn sells, transfers, otherwise disposes of or pledges such Receivables or interests therein to one or more third parties) in connection with agreements providing for limited recourse or non-recourse to the Company or any of its Subsidiaries (other than any such intermediate Subsidiary), provided that (a) any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of the Company , (b) such agreement does not provide for the sale, transfer, disposition or pledge of, or otherwise create any interest in, any asset other than (i) Receivables, (ii) contracts associated with such Receivables, (iii) accounts into which payments of such Receivables are made, (iv) books and records related to such Receivables, (v) property securing or otherwise supporting, and guaranties and other credit support for the payment of, such Receivables, and (vi) proceeds of any of the foregoing and (c) on any date of determination, the maximum outstanding capital or principal balance of the related financing with respect to such Receivables shall not exceed at any time outstanding $150,000,000.

“Receivable” means any right to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including any items of property that would be classified as an account receivable of the Company or any Subsidiary, and any account, chattel paper, payment intangible or instrument under any applicable Uniform Commercial Code and any supporting obligations or proceeds as so defined of any of the foregoing.

“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 9.6(a).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

Section 1.23.          Schedule 5.15 of the Note Purchase Agreement shall be and is hereby amended by replacing the same with Exhibit A attached to this Second Amendment.

Section 1.24.          A new Schedule 7.4 shall be added to the Note Purchase Agreement to read as set forth in Exhibit B attached to this Second Amendment.

Section 1.25.          A new Schedule 9.6 shall be added to the Note Purchase Agreement to read as set forth in Exhibit C attached to this Second Amendment.

SECTION 2.                                             REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 2.1.            To induce the Noteholders to execute and deliver this Second Amendment (which representations shall survive the execution and delivery of this Second Amendment), the Company represents and warrants to the Noteholders that:

(a)        this Second Amendment constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(b)        the Note Purchase Agreement, as amended by this Second Amendment, constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(c)        this Second Amendment has been duly authorized by all necessary corporate action on the part of the Company;

(d)        the execution, delivery and performance by the Company of this Second Amendment (i) does not require the consent or approval of any Governmental Authority and (ii) will not (A) violate (1) any provision of law, statute, rule or regulation of any Governmental Authority applicable to the Company, other than violations that would not reasonably be expected to have a Material Adverse Effect, (2) the Company’s certificate of incorporation or bylaws, (3) any order of any court, arbitrator or Governmental Authority applicable to the Company or (4) any provision of any Material indenture or any other Material agreement or instrument to which it is a party or by which its properties or assets are or may be bound, or (B) result in a breach or constitute a default under any Material indenture or any other Material agreement or instrument referred to in clause (ii)(A)(4) of this Section 2.1(d); and

(e)        as of the date hereof and after giving effect to this Second Amendment, no Default or Event of Default has occurred which is continuing.

SECTION 3.                                             CONDITIONS TO EFFECTIVENESS OF THIS SECOND AMENDMENT.

Section 3.1.            This Second Amendment shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

(a)        executed counterparts of this Second Amendment, duly executed by the Company and the holders of more than 50% of the outstanding principal of the Series 2006-A Notes outstanding as of the date of this Second Amendment (exclusive of Notes owned by the Company or any of its Affiliates), shall have been delivered to the Noteholders;

(b)        the Noteholders shall have received evidence reasonably satisfactory to them that the Note Purchase Agreement dated as of July 31, 2008 between the Company and each of the purchasers listed in Schedule A thereto (as amended by the First Amendment dated as of November 30, 2010 and as supplemented by the Supplemental Note Purchase Agreement dated November 30, 2010 and further supplemented by the Second Supplemental Note Purchase Agreement dated September 5, 2012) has been amended substantially as proposed in the form annexed hereto as Exhibit D;

(c)        the Noteholders shall have received evidence satisfactory to them that the Bank Credit Agreement has been amended substantially as proposed in the form annexed hereto as Exhibit E;

(d)        the Noteholders shall have received a copy of the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Second Amendment, certified by its Secretary or an Assistant Secretary;

(e)        the Noteholders shall have received the favorable opinion of counsel to the Company as to the matters set forth in Section 2.1(a), 2.1(b), 2.1(c) and 2.1(d) hereof, which opinion shall cover matters set forth in Exhibit F; and

(f)        the reasonable fees and expenses of Chapman and Cutler, LLP, counsel to the Noteholders, shall have been paid by the Company, in connection with the negotiation, preparation, approval, execution and delivery of this Second Amendment.

Upon receipt of all of the foregoing, this Second Amendment shall become effective.

SECTION 4.                                             PROVISION RESPECTING LEGAL REPRESENTATION.

Section 4.1.            Each Noteholder hereby acknowledges that Sidley Austin LLP has served as counsel to the Company in connection with the negotiation, preparation, execution and delivery of this Second Amendment and the consummation of the transactions contemplated hereby.

SECTION 5.                                             MISCELLANEOUS.

Section 5.1.            Capitalized terms used herein shall have the respective meanings ascribed thereto in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

Section 5.2.            This Second Amendment shall be construed in connection with and as part of the Note Purchase Agreement, and except as modified and expressly amended by this Second Amendment, all terms, conditions and covenants contained in the Note Purchase Agreement and the Series 2006-A Notes shall remain in full force and effect.

Section 5.3.            Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Second Amendment may refer to the Note Purchase Agreement without making specific reference to this Second Amendment, but nevertheless all such references shall include this Second Amendment unless the context otherwise requires.

Section 5.4.            The descriptive headings of the various sections of this Second Amendment are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.  The Note Purchase Agreement and this Second Amendment embody the entire agreement and understanding between each Noteholder and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 5.5.            This Second Amendment shall be governed by and construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois, excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

(Remainder of page intentionally left blank)

Section 5.6.            This Second Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

APTARGROUP, INC.

By:	/s/ Robert W. Kuhn
Name:	Robert W. Kuhn
Title:	Executive Vice President, Chief Financial Officer and Secretary

Accepted and Agreed to:

HOLDER OF 2006-A NOTES

BLUE CROSS AND BLUE SHIELD OF FLORIDA, INC.
COLORADO BANKERS LIFE INSURANCE COMPANY
GREAT WESTERN INSURANCE COMPANY
TRUSTMARK INSURANCE COMPANY

BY: Advantus Capital Management, Inc.

By
Name:
Title:

Accepted and Agreed to:

HOLDER OF 2006-A NOTES

AMERICAN FAMILY LIFE INSURANCE COMPANY

By	/s/ David L. Voge
Name: David L. Voge
Title: Fixed Income Portfolio Manager

Accepted and Agreed to:

HOLDER OF 2006-A NOTES

AMERICAN UNITED LIFE INSURANCE COMPANY

By	/s/ Michael I. Bullock
Name: Michael I. Bullock
Title: VP, Private Placements

THE STATE LIFE INSURANCE COMPANY

By: American United Life Insurance Company
Its: Agent

By	/s/ Michael I. Bullock
Name: Michael I. Bullock
Title: VP, Private Placements

Accepted and Agreed to:

HOLDER OF 2006-A NOTES

STATE FARM LIFE INSURANCE COMPANY

By	/s/ Jeffrey Attwood
Jeffrey Attwood
Investment Officer

By	/s/ Christiane M. Stoffer
Christiane M. Stoffer
Assistant Secretary

Exhibit C to Second Amendment to 2006 Note Purchase Agreement

FORM OF SUBSIDIARY GUARANTY

GUARANTY AGREEMENT

DATED AS OF              , 20

Re:	$50,000,000 aggregate principal amount of
6.04% Senior Notes, Series 2006-A, Due July 31, 2016
of

APTARGROUP, INC.

[Note to Form: To be adjusted as agreed for a non-U.S. Guarantor]

EXHIBIT C

(to Amendment)

i

GUARANTY AGREEMENT

This GUARANTY AGREEMENT dated as of            , 20   (the or this “Guaranty”) is entered into by the undersigned (the “Guarantor”) in favor of the Holders (as hereinafter defined).

RECITALS

A.            The Guarantor is a Subsidiary of AptarGroup, Inc., a Delaware corporation (the “Company”).

B.            The Company has entered into that certain Note Purchase Agreement dated as of July 31, 2006 (as amended or restated from time to time, the “Note Purchase Agreement”) among the Company and each of the purchasers named on Schedule A thereto (the “Initial Note Purchasers”; the Initial Note Purchasers, together with their successors, assigns or any other future holder of the Notes (as hereinafter defined), the “Holders”), providing for, inter alia, the issue and sale by the Company to the Initial Note Purchasers of $50,000,000 aggregate principal amount of its 6.04% Senior Notes, Series 2006-A, due July 31, 2016  (the “Notes”).

C.            The Initial Note Purchasers have required as a condition to their purchase of the Notes that the Company cause each Subsidiary that after the date of Closing becomes a guarantor or an obligor, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Debt under any Material Credit Facility or any Existing Note Purchase Agreement to enter into this Guaranty, as security for the Notes.

D.            The Guarantor has derived substantial direct and indirect benefit from the sale of the Notes to the Initial Note Purchasers.

NOW, THEREFORE, as required by Section 9.6 of the Note Purchase Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the Guarantor does hereby covenant and agree as follows:

SECTION 1.                Definitions.

Capitalized terms used herein shall have the meanings set forth in the Note Purchase Agreement unless herein defined or the context shall otherwise require.

SECTION 2.                Guaranty of Notes and Note Purchase Agreement.

(a)           Subject to the limitation set forth in Section 2(b) hereof, the Guarantor does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders:  (1) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount or otherwise) and the Note Purchase Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (2) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or the Note Purchase Agreement to be performed, observed or discharged by it.

(b)           The liability of the Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of the Guarantor, contingent or otherwise, result in the obligations of the Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.

SECTION 3.                Guaranty of Payment and Performance.

This is a guarantee of payment and performance and the Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Purchase Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Notes or for this Guaranty or any other remedy.  Any Holder may, at its option, proceed hereunder against the Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Notes or for this Guaranty or any other remedy.  The liability of the Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.

SECTION 4.                General Provisions Relating to the Guaranty.

(a)           The Guarantor hereby consents and agrees that any Holder or Holders from time to time may, without in any manner affecting the liability of the Guarantor under this Guaranty, and upon such terms and conditions as any such Holder or Holders may deem advisable:

(1)           extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Company on the Notes, or waive any Default or Event of Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or

(2)           sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes; or

(3)           settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Notes.

The Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that the Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.

(b)           The Guarantor hereby waives, to the fullest extent permitted by law:

(1)           notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Debt, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);

(2)           demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)           presentment for the payment by any Holder or any other Person of the Notes or any other instrument, protest thereof and notice of its dishonor to any party thereto and to the Guarantor.

The obligations of the Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination (other than by indefeasible payment in full in cash of the Notes and the obligations of the Company under the Note Purchase Agreement), whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.

(c)           The obligations of the Guarantor hereunder shall be binding upon the Guarantor and its successors and assigns, and shall remain in full force and effect until the entire principal, interest and premium, if any, on the Notes and all other sums due pursuant to Section 2 shall have been paid and such obligations shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation any of the following, whether or not with notice to or the consent of the Guarantor:

(1)           the genuineness, validity, regularity or enforceability of the Notes, the Note Purchase Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company or any other Person on or in respect of the Notes or under the Note Purchase Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Notes or to execute and deliver the Note Purchase Agreement or any other agreement or the existence or continuance of the Company or any other Person as a legal entity; or

(2)           any default, failure or delay, willful or otherwise, in the performance by the Company or any other Person of any obligations of any kind or character whatsoever under the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(3)           any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company or any other Person or in respect of the property of the Company or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company or any other Person; or

(4)           impossibility or illegality of performance on the part of the Company or any other Person of its obligations under the Notes, the Note Purchase Agreement, this Guaranty or any other agreements; or

(5)           in respect of the Company or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any Federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company or any other Person and whether or not of the kind hereinbefore specified; or

(6)           any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Indebtedness, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by the Company or any other Person, or against any sums payable in respect of the Notes or under the Note Purchase Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)           any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company or any other Person of its respective obligations under or in respect of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement; or

(8)           the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9)           any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to the Guarantor of failure of the Company or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)         the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Notes or amendments, modifications, consents or waivers with respect to the Notes, the Note Purchase Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Notes; or

(11)         any merger or consolidation of the Company or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company or any other Person to any other Person, or any change in the ownership of any shares of the Company or any other Person or any release of any other guarantor under a Subsidiary Guaranty; or

(12)         any defense whatsoever that:  (i) the Company or any other Person might have to the payment of the Notes (principal, premium, if any, or interest), other than indefeasible payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Notes, the Note Purchase Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise, other than the defense of indefeasible payment in full in cash of the Notes; or

(13)         any act or failure to act with regard to the Notes, the Note Purchase Agreement, this Guaranty or any other agreement or anything which might vary the risk of the Guarantor or any other Person; or

(14)         any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Guarantor or any other Person in respect of the obligations of the Guarantor or other Person under this Guaranty or any other agreement, other than the defense of indefeasible payment in full in cash of the Notes;

provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty and the parties hereto that the obligations of the Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the indefeasible payment in full in cash of the principal of, premium, if any, and interest on the Notes in accordance with their respective terms whenever the same shall become due and payable as in the Notes provided and all other sums due and payable under the Note Purchase Agreement, at the place specified in and all in the manner and with the effect provided in the Notes and the Note Purchase Agreement, as each may be amended or modified from time to time.  Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Notes or the Note Purchase Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Notes or the Note Purchase Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.

(d)           All rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note whether with or without the consent of or notice to the Guarantor under this Guaranty or to the Company.

(e)           To the extent of any payments made under this Guaranty, the Guarantor shall be subrogated to the rights of the Holder or Holders upon whose Notes such payment was made, but the Guarantor covenants and agrees that such right of subrogation shall be junior and subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Notes and the Note Purchase Agreement and by the Guarantor under this Guaranty, and the Guarantor shall not take any action to enforce such right of subrogation, and the Guarantor shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Notes and the Note Purchase Agreement and all amounts due and owing by the Guarantor hereunder have indefeasibly been finally paid in cash in full.  If any amount shall be paid to the Guarantor in violation of the preceding sentence at any time prior to the indefeasible payment in cash in full of the Notes and all other amounts payable under the Notes, the Note Purchase Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Notes and all other amounts payable under the Note Purchase Agreement and this Guaranty, whether matured or unmatured. The Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Purchase Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.

(f)            The Guarantor agrees that to the extent the Company or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantor’s obligations hereunder, as if said payment had not been made.  The liability of the Guarantor hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.

(g)           No Holder shall be under any obligation:  (1) to marshal any assets in favor of the Guarantor or in payment of any or all of the liabilities of the Company under or in respect of the Notes or the obligations of the Guarantor hereunder or (2) to pursue any other remedy that the Guarantor may or may not be able to pursue itself and that may lighten the Guarantor’s burden, any right to which the Guarantor hereby expressly waives.

(h)           The obligations of the Guarantor under this Guaranty rank pari passu in right of payment with all other Debt of the Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Debt of the Guarantor.

(i)            The Guarantor shall be automatically discharged and released from this Guaranty pursuant to and in accordance with the provisions of Section 9.6(b) of the Note Purchase Agreement.

SECTION 5.                Representations and Warranties of the Guarantor.

The Guarantor represents and warrants to each Holder that:

(a)           The Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Guarantor has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.

(b)           This Guaranty has been duly authorized by all necessary company action on the part of the Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)           The execution, delivery and performance by the Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Guarantor or any of its Subsidiaries under, any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, shareholders agreement or any Material other agreement or instrument to which the Guarantor or any of its Subsidiaries is bound or by which the Guarantor or any of its Subsidiaries or any of their respective properties may be bound or affected, (2) violate or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Guarantor or any of its Subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Guarantor or any of its Subsidiaries, other than violations (other than with respect to its corporate charter or bylaws) that would not reasonably be expected to have a Material Adverse Effect.

(d)           No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Guarantor of this Guaranty.

SECTION 6.                Guarantor Covenants.

From and after the date of issuance of the Notes by the Company and continuing so long as any amount remains unpaid thereon the Guarantor agrees to comply with the terms and provisions of Sections 9.1, 9.2, 9.3, 9.4 and 9.5 of the Note Purchase Agreement, insofar as such provisions apply to the Guarantor, as if said Sections were set forth herein in full.

SECTION 7.                Notices.

All notices and communications provided for hereunder shall be in writing and sent (a) by facsimile if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(1)           if to an Initial Note Purchaser or such Initial Note Purchaser’s nominee, to such Initial Note Purchaser or such Initial Note Purchaser’s nominee at the address specified for such communications in Schedule B to the Note Purchase Agreement, or at such other address as such Initial Note Purchaser or such Initial Note Purchaser’s nominee shall have specified to the Company in writing,

(2)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(3)           if to the Guarantor, to the Guarantor c/o the Company at its address set forth at the beginning of the Note Purchase Agreement to the attention of the Treasurer, with a copy to the General Counsel, or at such other address as the Guarantor shall have specified to the holder of each Note in writing.

Notices under this Section 7 will be deemed given only when actually received.

SECTION 8.         Miscellaneous.

(a)           Amendment and Waiver.  This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively for a specified period of time or permanently), only with the written consent of the Guarantor and the Required Holders.

(b)           Successors and Assigns.  All covenants and other agreements contained in this Guaranty bind and inure to the benefit of the Guarantor’s successors and assigns whether so expressed or not.

(c)           Severability.  Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

(d)           Construction, Etc.  Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(e)           Governing Law.  This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Illinois excluding choice-of-law principles of the law of such State that would permit or require the application of the laws of a jurisdiction other than such State.

(f)            Jurisdiction and Process; Waiver of Jury Trial.

(1)           The Guarantor irrevocably submits to the non-exclusive jurisdiction of any Illinois State or federal court sitting in Cook County, over any suit, action or proceeding arising out of or relating to this Guaranty.  To the fullest extent permitted by applicable law, the Guarantor irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(2)           The Guarantor consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 8(f)(1) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to the Company at its address specified in Section 18 of the Note Purchase Agreement or at such other address of which such holder shall then have been notified pursuant to said Section.  The Guarantor agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to the Company.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(3)           Nothing in this Section 8(f) shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Guarantor in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(4)           The Guarantor hereby waives trial by jury in any action brought on or with respect to this Guaranty or any other document executed in connection herewith.

(g)           Payment.  The Guarantor will pay all sums becoming due under this Guaranty by the method and at the address specified in the Note Purchase Agreement, or by such other method or at such other address as any Holder shall have from time to time specified to the Guarantor in writing for such purpose, without the presentation or surrender of this Guaranty or any Note.

SECTION 9.                Indemnity.

To the fullest extent of applicable law, the Guarantor shall indemnify and save each Holder harmless from and against any losses which may arise by virtue of any of the obligations hereby guaranteed being or becoming for any reason whatsoever in whole or in part void, voidable, contrary to law, invalid, ineffective or otherwise unenforceable by the Holder or any of them in accordance with its terms (all of the foregoing collectively, an “Indemnifiable Circumstance”).  For greater certainty, these losses shall include without limitation all obligations hereby guaranteed which would have been payable by the Company but for the existence of an Indemnifiable Circumstance, net of any withholding or deduction of or on account of any tax; provided, however, that the extent of the Guarantor’s aggregate liability under this Section 9 shall not at any time exceed the amount (but for any Indemnifiable Circumstance) otherwise guaranteed pursuant to Section 2.

SECTION 10.             Termination.

This Guaranty shall automatically, without any action on the part of any party hereto, terminate and be void and of no further force and effect if and when the Guarantor (or any successor thereto or assign thereof) is released from this Guaranty by reason of the express provisions of Section 9.6(b) of the Note Purchase Agreement or is otherwise released from this Guaranty in accordance with the terms of the Note Purchase Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of this     day of                 ,      .

[GUARANTOR], a(n) [corporation]

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